Exhibit 4.1

EXECUTION VERSION

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of September 14, 2011, (this “Third Supplemental Indenture”), is entered into by and among GLOBAL AVIATION HOLDINGS INC., NORTH AMERICAN AIRLINES, INC. AND WORLD AIRWAYS, INC. (collectively the “Issuers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee and as collateral agent (the “Trustee”).

WHEREAS, the Issuers and the Trustee are parties to that certain Indenture dated as of August 13, 2009, as amended by that certain First Supplemental Indenture, dated as of September 28, 2009, and that certain Second Supplemental Indenture, dated as of March 29, 2011, governing the issuance of the Issuers’ 14% Senior Secured First Lien Notes due 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee, to the extent authorized thereby, may enter into a supplemental indenture for the purpose of waiving, supplementing or amending certain of the provisions of the Indenture with the consent of the holders of not less than a majority in principal amount of the Notes then outstanding;

WHEREAS, the Issuers intend by this Third Supplemental Indenture to waive certain provisions as set forth below and amend certain provisions contained in Articles 3 and 4 of the Indenture (collectively, the “Waivers and Amendments”);

WHEREAS, the Issuers hereby certify to the Trustee that the Holders of not less than a majority in aggregate principal amount of the Notes outstanding have approved the Waivers and Amendments and consented to the execution and delivery of the Third Supplemental Indenture with respect to the Waivers and Amendments, and all other actions required to be taken under the Indenture with respect to this Third Supplemental Indenture have been taken.

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE ONE
Definitions

SECTION 1.           Definitions.

Capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

ARTICLE TWO
Waivers

Compliance with Section 4.19 of the Indenture which requires that Parent’s Consolidated Cash Flow for all Test Periods after the financial quarter of Parent ending June 30, 2010 exceed $50,000,000 is hereby waived solely with respect to the fiscal quarters of Parent ending September 30, 2011 and December 31, 2011.

ARTICLE 3

Amendments

SECTION 3.1.        Section 3.09, Offers to Repurchase by Application of Excess Proceeds, Semi-Annual Offer Amount or ATA Excess Proceeds, is hereby amended by inserting the phrase “Special Offer Amount” in the title immediately preceding the word “or” and deleting Section 3.09(a) in its entirety and inserting in lieu thereof the following:

“(a) In the event that, pursuant to Sections 4.10, 4.11, 4.24 or 4.30 hereof, the Issuers shall be required to commence an Asset Sale Offer, a Semi-Annual Offer, an ATA Distribution Offer or a Special Offer, respectively (each, a “Repurchase Offer”), they shall follow the procedures specified below.”

SECTION 3.2.  Section 3.09, Offers to Repurchase by Application of Excess Proceeds, Semi-Annual Offer Amount or ATA Excess Proceeds, is hereby amended by deleting Section 3.09(d)(i) in its entirety and inserting in lieu thereof the following:

“(d)(i) that the Repurchase Offer is being made pursuant to this Section 3.09 and Section 4.10, 4.11, 4.24 or 4.30 hereof, as applicable, and the length of time the Repurchase Offer shall remain open;”

SECTION 3.3.  Section 3.09, Offers to Repurchase by Application of Excess Proceeds, Semi-Annual Offer Amount or ATA Excess Proceeds, is hereby amended by deleting the last sentence of Section 3.09 in its entirety and inserting in lieu thereof the following:

“Other than as specifically provided in this Section 3.09, and Sections 4.10, 4.11, 4.24 and 4.30 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.”

SECTION 3.4.  Section 4.24, ATA Distribution Offer, is hereby amended by deleting Section 4.24(a) in its entirety and inserting in lieu thereof the following:

“(a)         If Parent or any of its Subsidiaries receives any ATA Assets, the net cash proceeds of such ATA Assets shall be deemed to constitute “ATA Excess Proceeds.””

SECTION 3.5.        Article 4, Covenants, is hereby amended by inserting a new Section 4.29 and a new Section 4.30 to read as follows:

“Section 4.29         Additional Covenants.

(a)           During the period from September 14, 2011 through March 31, 2012, without the consent of the holders of a majority in principal amount of the Notes outstanding, Issuers shall not directly or indirectly, or direct any of their Subsidiaries to, make any payment (other than their own fees and expenses) in respect of, any material litigation pending against any of the Issuers.

(b)           During the period from September 14, 2011 through March 31, 2012, Parent shall not pay, nor cause any Subsidiary to pay, any amount in respect of any Permitted Second Lien Refinance Indebtedness, provided however, that Parent is

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permitted to make payment of accrued interest on Permitted Second Lien Refinance Indebtedness by capitalizing such interest and adding it to the aggregate principal amount of Permitted Second Lien Refinance Indebtedness and to make payment of fees and expenses of counsel and the administrative agent and expenses of the lenders.

(c)           During the period from September 14, 2011 through March 31, 2012, without the consent of the holders of a majority in principal amount of the Notes outstanding, Issuers shall not directly or indirectly, or direct any of their Subsidiaries to, settle, compromise, modify, consent or otherwise resolve or terminate any material litigation with respect to which the Issuers are to receive any material financial benefits.

(d)           No later than October 15, 2011, Parent shall demonstrate to the reasonable satisfaction of the holders of a majority in principal amount of Notes outstanding that it has achieved a reduction (not including any reduction by virtue of any aircraft returned to the relevant lessor) resulting in annual aircraft lease expense by restructuring above-market leases to rates resulting in aggregate annualized cost reductions of at least $18 million for each of calendar years 2012 and 2013 compared to current costs for such leases.

(e)           No later than March 31, 2012, Issuers shall demonstrate to the reasonable satisfaction of the holders of a majority in principal amount of the Notes outstanding that Issuers expect to be in compliance with Section 4.19 of the Indenture for the reporting period ending March 31, 2012.

(f)            During the period from September 14, 2011 through March 31, 2012, Issuers shall not enter into any waiver or amendment with respect to the Second Lien Credit Agreement or the Second Priority Claims other than as provided in Article Four (b) hereof, without the prior written consent of the holders of a majority in principal amount of Notes outstanding, which consent shall not be unreasonably withheld or delayed.

Section 4.30           Special Offers.

(a)           No later than each of (i) ten (10) days following the date of the Third Supplemental Indenture and (ii) December 31, 2011, the Issuers shall make two independent offers to purchase (each a “Special Offer”) $3.0 million principal amount (the “Special Offer Amount”) of Notes, aggregate $6.0 million principal amount of Notes for both Special Offers, at a purchase price in cash equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in this Indenture.

(b)           If the aggregate principal amount of Notes tendered pursuant to each Special Offer exceeds the applicable Special Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis.

(c)           The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant

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to each Special Offer.  To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 hereof or this Section 4.30, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under Section 3.09 hereof or this Section 4.30 by virtue thereof.”

SECTION 3.7.  Article 6, Events of Default, is hereby amended as follows:

(a)           Section 6.01(a)(iv) is amended by deleting the word “or” after subsection 4.25, inserting a comma before 4.26 and inserting the words “or 4.29(d)” immediately after 4.26; and

(b)           Section 6.01(a) is further amended to remove the word “or” after subsection (x), inserting a semicolon and the word “or” after subsection (xi) and inserting a new Section 6.01 (xii) to read as follows:

(xii)  default by any Issuer in the observance or performance of any covenant contained in Sections 4.29(a), (b), (c), (e) and (f) and 4.30 of Article 4.

ARTICLE FOUR

Payment of Interest; Second Lien Waiver

It shall be a condition precedent to the effectiveness of this Third Supplemental Indenture that each of the following shall have been satisfied:

(a)           Parent shall have paid on or prior to the date of execution of this Third Supplemental Indenture (i) all interest payable as of August 15, 2011, plus all interest payable on overdue interest as provided in Section 4.01 of the Indenture and (ii) the fees and expenses of counsel to the holders of a majority in principal amount of the Notes currently outstanding.

(b)           The Issuers shall have entered into a waiver and amendment to the documentation evidencing the Permitted Second Lien Refinance Indebtedness, in the form of Exhibit A attached hereto.

ARTICLE FIVE
Miscellaneous Provisions

SECTION 5.1         Ratification of Original Indenture.  This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the indenture is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.  Notwithstanding anything herein to the contrary, to the extent that any provision of this Third Supplemental Indenture is inconsistent with any provision of the Indenture, the terms of this Third Supplemental Indenture shall govern and apply to the Notes.  To the extent that any provision of this Third Supplemental Indenture is inconsistent with any provision of the Intercreditor Agreement, the terms of this Third Supplemental Indenture shall control.

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SECTION 5.2         GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 5.3         Counterpart Originals.  The parties may sign any number of copies or counterparts of this Third Supplemental Indenture.  Each signed copy or counterpart will be an original, but all of them together represent the same agreement.  The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 5.4         Successors.  All agreements of the Issuers in this Third Supplemental Indenture will bind their respective successors.  All agreements of the Trustee in this Third Supplemental Indenture will bind its respective successors.

SECTION 5.5         Headings.  The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 5.6         Severability.  In case any provision in this Third Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 5.7         Confidentiality.  In the event the Issuers shall seek the consent or present evidence of compliance in connection with the provisions of Section 4.29(c), (d) and e) of the Indenture, the Trustee and each holder of a Note, or an authorized representative thereof, receiving such information shall execute and deliver to the Issuers an appropriate confidentiality agreement regarding such information.  The refusal or failure by a holder of any of the Notes, or an authorized representative thereof, outstanding to execute a reasonable confidentiality agreement on a timely basis for the purpose of obtaining the confidential information to be disclosed, after a reasonable opportunity  to cure such refusal or failure, shall be deemed consent by such holder to, or compliance by the Issuers with, as the case may be, the applicable provisions of Section 4.29(c), (d), (e) or (f).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and delivered, all as of the date first written above.

GLOBAL AVIATION HOLDINGS INC.

By:	/s/ Brian S. Gillman
Name:	Brian S. Gillman
Title:	Sr. Vice President, General Counsel & Secretary

NORTH AMERICAN AIRLINES, INC.

By:	/s/ Brian S. Gillman
Name:	Brian S. Gillman
Title:	Sr. Vice President, General Counsel & Secretary

WORLD AIRWAYS, INC.

By:	/s/ Brian S. Gillman
Name:	Brian S. Gillman
Title:	Sr. Vice President, General Counsel & Secretary

[Issuers’ Signature Page to the Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Trustee and Collateral Agent

By:	/s/ Stefan Victory
Name:	Stefan Victory
Title:	Vice President

[Trustee’s Signature Page to the Third Supplemental Indenture]

By its signature below, each Guarantor under the Indenture hereby acknowledges this Third Supplemental Indenture and joins in and agrees to be bound by the terms and conditions hereof and the transactions contemplated hereby.  Each Guarantor hereby further (i) affirms and confirms its guarantees, indemnification obligations and other commitments and obligations under the Indenture, as heretofore supplemented and amended, and (ii) agrees that Article 10 of the Indenture and all guarantees and other commitments and obligations shall continue to be in full force and effect following the effectiveness of the Third Supplemental Indenture.

GUARANTORS:	NEW ATA INVESTMENT INC. NEW ATA ACQUISITION INC. WORLD AIR HOLDINGS, INC. WORLD AIRWAYS PARTS COMPANY, LLC GLOBAL AVIATION VENTURES SPV LLC GLOBAL SHARED SERVICES, INC.

	By:	/s/ Brian S. Gillman
	Name:	Brian S. Gillman
	Title:	Sr. Vice President, General Counsel & Secretary

(Guarantors’ Signature Page to Third Supplemental Indenture)

EXHIBIT A

Form of Third Amendment and Waiver to

Second-Lien Term Loan Credit Agreement